PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Robert McPherson Sr. Vice President, CFO Metals USA, Inc. 713-965-0990

METALS USA REPORTS 2007 YEAR-END QUARTER RESULTS

February 1, 2008 – HOUSTON, TEXAS – Metals USA, Inc., a wholly-owned subsidiary of Metals USA Holdings Corp. through its wholly-owned subsidiary Flag Intermediate Holdings Corporation, today announced its operating results for the quarter and year ended December 31, 2007. Sales revenues for the fourth quarter ended December 31, 2007 of $432.2 million brought total 2007 sales revenues to $1,845.3 million, a number $42.4 million higher than 2006 sales revenues. Fourth quarter sales revenues were $5.3 million lower than prior year’s fourth quarter. Adjusted EBITDA (as defined and calculated in the attached table), a non-GAAP financial measure used by Metals USA and its creditors to monitor the performance of the business, was $29.8 million for the fourth quarter of 2007, a number $4.6 million lower than fourth quarter 2006, while total 2007 Adjusted EBITDA was $146.2 million, a number $10.0 million lower than fiscal 2006. The Company recognized depreciation and amortization expenses during the quarter of $6.6 million and $22.1 million for the full year. Interest expense for the fourth quarter was $13.7 million, and $57.6 million for the year. Operating income, the GAAP measure that we believe is most comparable to Adjusted EBITDA, was $19.3 million for the fourth quarter, a number $4.7 million lower than fourth quarter last year. Operating income for the year was $113.5 million, which was $5.5 million less than the previous year.

Lourenco Goncalves, the Company’s Chairman, President and C.E.O., stated: “During the fourth quarter the market lacked a consensus view about market direction. Several of our competitors actively sold steel below replacement cost, while the vast majority of end-users remained on the sidelines. Metals USA used the seasonally weak fourth quarter to rebuild inventories, ensuring our ability to supply and properly service our customers in the months ahead, while continuing to be consistently profitable.”

Mr. Goncalves added: “At this point, it is very clear that our forecast of significant higher steel prices in early 2008 was correct. With the new reality of meaningful domestic mill exports, virtually no foreign imports, and historically low inventories throughout the entire supply chain, we are already seeing the beginning of real availability problems. Fortunately for our customers, Metals USA is prepared for these market conditions and will continue to execute with the discipline for which we are known.”

The Company had $280.5 million drawn under its ABL credit facility at December 31, 2007, with excess availability of $120.3 million. Total debt of $565.4 million at year-end was $45.2 million lower than at December 31, 2006. Capital expenditures were $21.5 million for the year. Net cash provided by operating activities for 2007 was $126.8 million. This amount represents net income for the period of $36.6 million, adjusted for costs that did not involve cash flows for the period of $29.6 million. Additionally, changes in operating assets and liabilities (net of the effects of acquisitions) resulted in a cash inflow of $60.6 million for the period, an amount that was primarily attributable to decreases in inventories and accounts receivables.

Metals USA has scheduled a conference call for Friday, February 1, 2008 at 11:00 a.m. Eastern Time. Anyone interested in hearing the call live may gain access via the Company’s website. A replay of the call will be available approximately two hours after the live broadcast ends and will be available until approximately March 1, 2008. To access the replay, dial (888) 203-1112 and enter the pass code 2133045.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, non-ferrous metals, and building products markets. For more information, visit the Company’s website at www.metalsusa.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s Prospectus to our Registration Statement on Form S-4, as amended, dated August 4, 2006, and historical Form 10-K and 10-Q’s which are on file with the Securities and Exchange Commission for more complete historical information about the Company. Additionally, copies of the Company’s filings with the Securities and Exchange Commission, together with press releases and other information investors may find of benefit, can be found at the Company’s website at www.metalsusa.com under “Investor Relations.”

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s historic periodic filings with the Securities and Exchange Commission.

- Tables follow -

Metals USA, Inc.

Unaudited Consolidated Statements of Operations

(In millions)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2007	2006	2007	2007	2006
Revenues:
Net sales	$432.2	$437.5	$469.6	$1,845.3	$1,802.9

Operating costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	335.6	333.2	363.2	1,418.8	1,371.8
Operating and delivery	44.8	44.3	43.7	178.4	175.5
Selling, general and administrative	25.9	28.0	28.2	112.3	115.2
Depreciation and amortization	6.6	8.0	5.2	22.1	21.4
Impairment of property and equipment	—	—	—	0.2	—

Operating income	19.3	24.0	29.3	113.5	119.0
Other (income) expense:
Interest expense	13.7	14.5	14.4	57.6	54.1
Other (income) expense, net	0.1	—	(0.1)	—	(0.5)

Income before income taxes	5.5	9.5	15.0	55.9	65.4
Provision (benefit) for income taxes	(2.1)	3.3	7.3	19.3	25.9

Net income	$7.6	$6.2	$7.7	$36.6	$39.5

Metals USA, Inc.

Unaudited Consolidated Balance Sheets

(In millions, except share amounts)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash	$13.6	$14.2
Accounts receivable, net of allowance of $8.3 and $8.4, respectively	193.3	212.2
Inventories	409.8	447.3
Deferred income tax asset	19.7	15.0
Prepaid expenses and other	7.4	14.9

Total current assets	643.8	703.6
Property and equipment, net	202.1	194.6
Intangible assets, net	23.3	19.9
Goodwill	60.2	47.1
Other assets, net	21.7	16.7

Total assets	$951.1	$981.9

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$75.3	$71.2
Accrued liabilities	54.3	59.0
Current portion of long-term debt	2.3	0.5

Total current liabilities	131.9	130.7
Long-term debt, less current portion	563.1	610.1
Deferred income tax liability	67.4	67.6
Other long-term liabilities	21.1	25.9

Total liabilities	783.5	834.3

Commitments and contingencies
Stockholder’s equity:
Common stock, $.01 par value, 100 shares authorized, issued and outstanding at December 31, 2007 and December 31, 2006, respectively	—	—
Additional paid-in capital	121.3	118.0
Retained earnings	45.6	30.2
Accumulated other comprehensive income (loss)	0.7	(0.6)

Total stockholder’s equity	167.6	147.6

Total liabilities and stockholder’s equity	$951.1	$981.9

Metals USA, Inc.

Unaudited Consolidated Statements of Cash Flows

(In millions)

	Twelve Months Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$36.6	$39.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on sale of property and equipment	0.1	0.1
Impairment of property and equipment	0.2	—
Provision for bad debts	1.7	4.1
Depreciation and amortization	23.8	22.6
Amortization of debt issuance costs	2.7	2.5
Deferred income taxes	(3.7)	(6.6)
Stock-based compensation	4.8	1.2
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	21.6	(35.6)
Inventories	41.7	(91.2)
Prepaid expenses and other	0.4	9.3
Accounts payable and accrued liabilities	(6.4)	11.3
Other operating	3.3	(3.6)

Net cash provided by (used in) operating activities	126.8	(46.4)

Cash flows from investing activities:
Sale of assets	1.2	1.6
Purchase of assets	(21.5)	(16.9)
Acquisition costs, net of cash acquired	(38.2)	(45.7)

Net cash used in investing activities	(58.5)	(61.0)

Cash flows from financing activities:
Borrowings on credit facility	574.5	441.6
Repayments on credit facility	(623.0)	(304.0)
Repayments on long-term debt	(0.7)	(0.5)
Deferred financing costs	(1.6)	(1.8)
Dividends paid	(18.1)	(25.0)

Net cash provided by (used in) financing activities	(68.9)	110.3

Net increase (decrease) in cash	(0.6)	2.9
Cash, beginning of period	14.2	11.3

Cash, end of period	$13.6	$14.2

Metals USA, Inc.

Unaudited Supplemental Segment and Non-GAAP Information

(In millions, except shipments)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2007	2006	2007	2007	2006
Segment:

Flat Rolled and Non-Ferrous:
Net sales	$187.6	$192.2	$205.6	$817.7	$776.0
Operating Income	$7.2	$11.6	$12.5	$50.1	$44.3
Depreciation and amortization	$2.6	$1.0	$1.1	$5.5	$3.8
EBITDA (1)	$9.8	$12.6	$13.6	$55.6	$48.1
Adjusted EBITDA (2)	$10.8	$12.6	$13.6	$56.6	$51.3
Shipments (3)	147	155	144	614	680

Plates and Shapes:
Net sales	$217.0	$210.1	$225.3	$889.7	$856.6
Operating Income	$19.1	$20.9	$23.2	$92.8	$95.9
Depreciation and amortization	$2.3	$3.1	$2.1	$8.9	$7.1
EBITDA (1)	$21.4	$24.0	$25.3	$101.7	$103.0
Adjusted EBITDA (2)	$22.4	$24.0	$25.3	$102.7	$107.3
Shipments (3)	200	201	207	826	843

Building Products:
Net sales	$31.4	$39.6	$41.7	$152.4	$189.8
Operating Income	$(2.7)	$(0.5)	$1.1	$(0.3)	$9.7
Depreciation and amortization (5)	$0.7	$0.9	$0.5	$2.3	$1.7
EBITDA (1)	$(2.0)	$0.4	$1.6	$2.0	$11.4
Adjusted EBITDA (2)	$(1.5)	$0.4	$1.8	$2.7	$14.7
Shipments (3)	—	—	—	—	—

Corporate and other:
Net sales	$(3.8)	$(4.4)	$(3.0)	$(14.5)	$(19.5)
Operating Income	$(4.3)	$(8.0)	$(7.5)	$(29.1)	$(30.9)
Depreciation and amortization	$1.5	$3.4	$1.9	$7.0	$10.0
EBITDA (1)	$(2.8)	$(4.6)	$(5.6)	$(22.1)	$(20.9)
Adjusted EBITDA (2)	$(1.9)	$(2.6)	$(4.5)	$(15.8)	$(17.1)
Shipments (3) (4)	(3)	(3)	(2)	(11)	(18)

Consolidated:
Net sales	$432.2	$437.5	$469.6	$1,845.3	$1,802.9
Operating Income	$19.3	$24.0	$29.3	$113.5	$119.0
Depreciation and amortization (5)	$7.1	$8.4	$5.6	$23.7	$22.6
EBITDA (1)	$26.4	$32.4	$34.9	$137.2	$141.6
Adjusted EBITDA (2)	$29.8	$34.4	$36.2	$146.2	$156.2
Shipments (3)	344	353	349	1,429	1,505

(1)	EBITDA is the summation of Operating Income and Depreciation and Amortization. We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company's financial performance and its ability to incur and service debt. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or a measure of liquidity.
(2)	Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indenture governing our notes.
(3)	Unaudited and is expressed in thousands of tons. Not a meaningful measure for Building Products.
(4)	Negative net sales and shipment information represent the elimination of intercompany transactions.
(5)	Includes depreciation expense recorded in cost of sales.

EBITDA and Adjusted EBITDA Non-GAAP Measures, Reconciliations and Explanations

EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization and is used by management, together with Adjusted EBITDA, as a measure for certain performance-based bonus plans. Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indenture governing our notes. Our credit documents and the indenture governing our notes require us to meet or exceed specified minimum financial measures before we will be permitted to consummate certain acts, such as complete acquisitions, declare or pay dividends and incur additional indebtedness, and one of the more significant measures contained in our credit documents and the indenture governing our notes is Adjusted EBITDA.

We believe that EBITDA and Adjusted EBITDA are useful to investors because the measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles which we refer to as “GAAP,” and should not be viewed in isolation and do not purport to be an alternative to net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and Adjusted EBITDA and using these non-GAAP financial measures as compared to the most directly comparable U.S. GAAP financial measures. For instance, EBITDA and Adjusted EBITDA do not include:

*	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;
*	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and
*	tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

Additionally, neither EBITDA nor Adjusted EBITDA are intended to be a measure of free cash flow for management’s discretionary use, as neither considers certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures for other companies.

Below is a reconciliation of operating income to EBITDA and Adjusted EBITDA. Amounts for year-to-date periods may not equal the sum of the individual quarters due to rounding.

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2007	2006	2007	2007	2006
Operating Income	$19.3	$24.0	$29.3	$113.5	$119.0
Depreciation and amortization	7.1	8.4	5.6	23.7	22.6

EBITDA	26.4	32.4	34.9	137.2	141.6
Indenture defined adjustments to EBITDA:
Inventory purchase adjustments	—	—	—	—	10.8
Facility closure	0.5	1.4	0.2	0.7	1.4
Stock options and grant expense	0.3	0.3	0.8	4.8	1.2
Pension withdrawal liability	2.0	—	—	2.0	—
Management fees and other costs	0.6	0.3	0.3	1.5	1.2

Adjusted EBITDA	$29.8	$34.4	$36.2	$146.2	$156.2